Exhibit 3.1

1111111111111111111111111111111111111111 *090204* BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov ABOVE SPACE IS FOR OFFICE USE ONLY USE BLACK INK ONLY·DO NOT HIGHLIGHT Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) 1. Name of corporation: DISH Network Corporation 2. The articles have been amended as follows: (provide article numbers, if available) The Corporation's Amended and Restated Articles of Incorporation, as heretofore amended to date, are hereby further amended by adding the following provisions thereto: [continued on Attachment "A" attached hereto and filed herewith] 3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the in excess of 'tS'" % articles of incorporation* have voted in favor of the amendment is: 4. Effective date and time of filing: (optional) Date: Time: (must not be later than 90 days after the certificate is filed) Signature of OtfPcer *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State Amend Profit-After This form must be accompanied by appropriate fees. Revised: 1-5-15 See Attachment "A" (attached) 15-22277-1 C1.2 P10 Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

DISH NETWORK CORPORATION ATTACHMENT "A" TO CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION The Certificate of Amendment to Articles of Incorporation of DISH Network Corporation (the "Corporation") consists of the certifications set forth on the preceding page and the continuation of Section 2 thereof, which is set forth on this Attachment "A" as follows: 2. The articles have been amended as follows (cont'd): ARTICLE XIII Exclusive Forum To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an "Action"): (1) brought in the name or right of the Corporation or on its behalf; (2) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders; (3) arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A or any provision of the Articles of Incorporation or Bylaws of the Corporation; (4) to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws of the Corporation; or (5) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum for such Action. Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice of and to have consented to all of the provisions of the Articles of Incorporation (including, without limitation, the foregoing amendment thereto) and Bylaws of the Corporation, and any amendment to the Articles of Incorporation or the Bylaws enacted or adopted accordance with the Articles of Incorporation, the Bylaws and applicable law. m * * * * A-1 of 1 15-22277-1 C1.2 P11